Exhibit 10.46

[Letterhead of The Coca-Cola Company]
COCA-COLA PLAZA
ATLANTA, GEORGIA
JAMES R. QUINCEY		ADDRESS REPLY TO:
PRESIDENT & CHIEF OPERATING OFFICER		P.O. BOX 1734
THE COCA-COLA COMPANY		ATLANTA, GA 30301
__________
+1-404 676-9980
FAX: +1-404 598-9980

October 26, 2016

Mr. John Murphy
Singapore

Dear John,

This letter supersedes the Company’s letter to you dated May 18, 2016.

We are delighted to confirm your new position as President, Pacific Group, Job Grade 21, with an effective date of August 1, 2016. You will report to me. The information contained in this letter provides details of your new position.

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Your principal place of assignment will be Singapore. From August 1, 2016 until October 31, 2016, your employer in Singapore was Coca-Cola Far East Limited - Singapore Branch. As of November 1, 2016, your employer in Singapore will be Pacific Refreshments Pte. Ltd.

•	Your annual base salary for your new position will be $500,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 21 is 100% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

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You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

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You are expected to acquire and maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2018, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

Exhibit 10.46

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You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 at Job Grade 21 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

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As a mobile assignee, you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

•	This letter is provided as information and does not constitute an employment contract.

John, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ James R. Quincy
James R. Quincey

c:    Ceree Eberly
Executive Compensation
GBS Executive Services
Global Mobility

I, John Murphy, accept this offer:

Signature:     /s/ John Murphy

Date:         10/26/16